FOR IMMEDIATE RELEASE	CONTACT: Wade Brantley wbrantley@dc-brands.com

DC Brands International, Inc. Announces the Resignation of Stephen F. Horgan as Chairman and CEO

DENVER, COLO. – January 10, 2013 - DC Brands International, Inc., a publicly reporting company under the ticker symbol (OTC/HRDN - News), today announces that Stephen F. Horgan is stepping down as Chairman of the Board of Directors and CEO. Horgan will return to his responsibilities at Brand Aspirations, a CPG consulting and investment company in Atlanta, where he is Founder and CEO. He will retain his partial ownership in DC Brands through HARD Save LLC, and serve as an advisor to the company. The Company is reviewing a list of potential candidates to fill the CEO position.

Mr. Horgan said, “I have always viewed this time with HARD Nutrition as a transitional period for the brand, and the opportunity to assist a distressed company in its capitalization, restructuring and strategy development. During this time we have repositioned the brand, developed new graphics and a complementary dry supplement product line, established key retail and distribution contracts that we expect will contribute to revenue generation, and put the company in a position to continue to move forward and grow. With this in place, it is time for me to refocus on my time and responsibilities in Atlanta with Brand Aspirations and my family, and for the new ownership group to have a more active role in the Company’s next phase of development.”

DC Brands appreciates the significant contributions Mr. Horgan made during this pivotal stage in its history, and looks forward to working with him in his advisory role as HARD Nutrition expands into new markets. We wish him continued success.

About DC Brands International:

This release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the contribution of our distribution contracts and our future growth. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, among others, an inability to maintain the distribution agreements or for such agreements to generate the anticipated sales and other factors described in our report on Form 10-K for the year ended December 31, 2011 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Copies of these filings are available at www.sec.gov.